[LOGO]
                            TRUSTCO Bank Corp NY


                 5 Sarnowski Drive, Glenville, New York 12302


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




To Shareholders of TrustCo Bank Corp NY:

Notice is hereby given that the Annual Meeting of Shareholders of TrustCo Bank Corp NY, a New York corporation, will be held at Mallozzi's Restaurant and Banquet House, 1930 Curry Road, Rotterdam, New York 12303, on May 14, 2007, at 10:00 a.m. local time, for the purpose of considering and voting upon the following matters:

     1.   Election of directors.

     2. Ratification of the appointment of KPMG LLP as TrustCo's independent auditors for 2007.

     3. Any other business that properly may be brought before the meeting or any adjournment thereof.


                                         By Order of the Board of Directors,


                                         /s/ Thomas M. Poitras
                                         ---------------------
                                         Thomas M. Poitras
                                         Secretary


April 3, 2007




PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR AT THE MEETING.

                             TRUSTCO BANK CORP NY

                             PROXY STATEMENT FOR
                        ANNUAL MEETING OF SHAREHOLDERS

                                 May 14, 2007

     This proxy statement is furnished in connection with the solicitation by the board of directors of TrustCo Bank Corp NY ("TrustCo" or the "Company") of proxies to be voted at TrustCo's Annual Meeting of Shareholders. The Annual Meeting will be held at 10:00 a.m. local time on Monday, May 14, 2007, at Mallozzi's Restaurant and Banquet House, 1930 Curry Road, Rotterdam, New York 12303. This proxy statement and the form of proxy were first mailed to shareholders on or about April 3, 2007.

     The record date for the Annual Meeting is March 22, 2007. Only shareholders of record at the close of business on March 22, 2007 are entitled to notice of and to vote at the Annual Meeting. Shareholders of record on that date are entitled to one vote for each share of TrustCo common stock they hold. Each share of TrustCo's common stock has one vote, and, as of March 1, 2007, there were 74,918,275 shares of common stock outstanding.

     The Annual Meeting will be held if a majority of the outstanding shares of TrustCo's common stock, constituting a quorum, is represented at the meeting. If shareholders return a properly executed proxy card, their shares will be counted for purposes of determining a quorum at the meeting, even if they abstain from voting. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted in determining a quorum.

     All shares of TrustCo's common stock represented at the Annual Meeting by properly executed proxies will be voted according to the instructions indicated on the proxy card. If shareholders return a signed proxy card but fail to instruct how the shares registered in their names must be voted, the shares will be voted as recommended by TrustCo's board of directors. The board of directors recommends that shareholders vote:

     o    "For" each of the nominees for director, and

     o "For" ratification of the appointment of KPMG LLP as TrustCo's independent auditors.

     If any matter not described in this proxy statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote the shares for which they have voting authority. TrustCo does not know of any other matters to be presented at the Annual Meeting.

     Any shareholder executing a proxy solicited hereby has the power to revoke it by giving written notice to the Secretary of TrustCo at any time prior to the exercise of the proxy.

     TrustCo will solicit proxies primarily by mail, although proxies also may be solicited by directors, officers, and employees of TrustCo or our wholly owned subsidiary, Trustco Bank. These persons may solicit proxies personally or by telephone, and they will receive no additional compensation for such services. TrustCo also has retained Regan & Associates, Inc. to aid in the solicitation of proxies for a solicitation fee of $5,250 plus expenses and a delivery fee of $2,250. The entire cost of this solicitation will be paid by TrustCo.


                              THE ANNUAL MEETING

     A description of the items to be considered at the Annual Meeting, as well as other information concerning TrustCo and the meeting, is set forth below.


Item 1. Election of Directors

     The first item to be acted upon at the Annual Meeting is the election of two directors to serve on the TrustCo board of directors. The nominees for election as directors for three-year terms expiring at TrustCo's 2010 Annual Meeting are Joseph A. Lucarelli and Robert A. McCormick. Each of the nominees is an incumbent director and was approved by TrustCo's board of directors.

     TrustCo's Certificate of Incorporation provides that TrustCo's board of directors will consist of not less than five nor more than fifteen members, with, under TrustCo's Bylaws, the total number of directors to be fixed by resolution of the board or the shareholders. Currently, the number of directors is fixed at seven.

     TrustCo's Certificate of Incorporation and Bylaws require TrustCo's board to be divided into three classes, as nearly equal in number as possible, with one class to be elected each year for a term of three years. Directors who reach the mandatory retirement age of 75 during their term of office cease to be directors and must vacate their office.

     The pages that follow set forth information regarding TrustCo's nominees, as well as information regarding the remaining members of TrustCo's board. Proxies will be voted in accordance with the specific instructions contained in the proxy card; properly executed proxies that do not contain voting instructions will be voted "For" the election of TrustCo's nominees. If any such nominee becomes unavailable to serve, the shares represented by all valid proxies will be voted for the election of such other person as TrustCo's board may recommend. Each of TrustCo's nominees has consented to being named in this Proxy Statement and to serve if elected. The board of directors has no reason to believe that any nominee will decline or be unable to serve if elected.

     Information with regard to the business experience of each director and nominee and the ownership of common stock on December 31, 2006 has been furnished by each director and nominee or has been obtained from TrustCo's records. TrustCo's common stock is the only class of its equity securities outstanding.

                INFORMATION ON TRUSTCO DIRECTORS AND NOMINEES

              NOMINEES FOR ELECTION AS TRUSTCO DIRECTORS(1) FOR
                      THREE-YEAR TERM TO EXPIRE IN 2010


                                             Shares of TrustCo Common Stock
                                                   Beneficially Owned
                                          ------------------------------------
Name and Principal Occupation (2)         No. of Shares (3)   Percent of Class
---------------------------------         -----------------   ----------------

Joseph A. Lucarelli, Age 66,                    158,023                *
President, Traditional Builders
(residential home builder and
developer). Former President,
Bellevue Builders Supply,
Inc. Director of TrustCo and
Trustco Bank since 1999.

Robert A. McCormick, Age 70,                  2,524,806             3.33
Chairman of TrustCo and
Trustco Bank since 2001.
President and Chief Executive
Officer of TrustCo and Trustco
Bank 1984-2002. Director
of TrustCo and Trustco Bank
since 1980. Mr. McCormick
retired as an executive officer
of TrustCo and Trustco
Bank as of November 1, 2002.


                          OTHER TRUSTCO DIRECTORS(1)

                                             Shares of TrustCo Common Stock
                                                   Beneficially Owned
                                          ------------------------------------
Name and Principal Occupation (2)         No. of Shares (3)   Percent of Class
---------------------------------         -----------------   ----------------

Thomas O. Maggs, Age 62,                          5,600                *
President, Maggs & Associates,
The Business Brokers, Inc.
(insurance broker). Director
of TrustCo and Trustco Bank
since 2005.

Anthony J. Marinello, M.D.,                      63,536                *
Ph.D., Age 51, Physician.
Director of TrustCo and
Trustco Bank since 1999.

Robert J. McCormick, Age 43,                  1,306,750             1.73
President and Chief
Executive Officer of TrustCo
since January 2004,
executive officer of TrustCo
since 2001 and President and
Chief Executive Officer of
Trustco Bank since November
2002. Director of TrustCo and
Trustco Bank since 2005.
Joined Trustco Bank in 1995.
Robert J. McCormick is the
son of Robert A. McCormick.


See footnotes on page 5.

                                             Shares of TrustCo Common Stock
                                                   Beneficially Owned
                                          ------------------------------------
Name and Principal Occupation (2)         No. of Shares (3)   Percent of Class
---------------------------------         -----------------   ----------------

William D. Powers, Age 65,                      109,603                *
Partner, Powers & Company, LLC
(consultants). Director of
TrustCo and Trustco Bank since
1995.

William J. Purdy, Age 72,                        56,325                *
President, Welbourne & Purdy
Realty, Inc. Director of TrustCo
and Trustco Bank since 1991.


                  INFORMATION ON TRUSTCO EXECUTIVE OFFICERS

                                             Shares of TrustCo Common Stock
                                                   Beneficially Owned
                                          ------------------------------------
Name and Principal Occupation             No. of Shares (3)   Percent of Class
-----------------------------             -----------------   ----------------

Robert T. Cushing, Age 51,                    1,154,075             1.53
Executive Vice President and
Chief Financial Officer of
TrustCo since January 2004,
President, Chief Executive
Officer and Chief Financial
Officer of TrustCo from
November 2002-December 2003.
Executive officer of TrustCo
and Trustco Bank since 1994.
Joined TrustCo and Trustco Bank
in 1994.

Scot R. Salvador, Age 40,                       376,119                *
Executive Vice President and
Chief Banking Officer of
TrustCo and Trustco Bank since
January 2004. Executive officer
of TrustCo and Trustco Bank
since 2004. Joined Trustco Bank
in 1995.

Robert M. Leonard, Age 44,                       78,632                *
Assistant Secretary of TrustCo
and Trustco Bank since 2006.
Secretary of TrustCo and
Trustco Bank 2003-2006,
Administrative Vice President
of TrustCo and Trustco Bank
since 2004. Executive officer
of TrustCo and Trustco Bank
since 2003. Joined Trustco Bank
in 1986.


See footnotes on page 5.

                                             Shares of TrustCo Common Stock
                                                   Beneficially Owned
                                          ------------------------------------
Name and Principal Occupation             No. of Shares (3)   Percent of Class
-----------------------------             -----------------   ----------------

Sharon J. Parvis, Age 56,                        80,888                *
Assistant Secretary of TrustCo
and Trustco Bank since 2005,
Vice President of Trustco
Bank since 1996. Executive
officer of TrustCo and Trustco
Bank since 2005. Joined Trustco
Bank in 1987.

Thomas M. Poitras, Age 44,                       63,163                *
Secretary of TrustCo and
Trustco Bank since 2006.
Assistant Secretary of TrustCo
and Trustco Bank since 2003,
Vice President of Trustco
Bank since 2001. Executive
officer of TrustCo and Trustco
Bank since 2005. Joined Trustco
Bank in 1986.


*Less than 1%


TRUSTCO DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS AS A GROUP
(12 INDIVIDUALS) BENEFICIALLY OWN 5,977,520 SHARES OF COMMON STOCK, WHICH REPRESENTS 7.64% OF THE OUTSTANDING SHARES.


Footnotes:

(1)  Directors of TrustCo Bank Corp NY are also directors of Trustco Bank.

(2) Each of the directors has held, or retired from, the same position or another executive position with the same employer during the past five years.

(3) Each director and executive officer named herein has sole voting and investment power with respect to the shares listed above except as noted below. Voting or investment power is shared by the spouse or other immediate family members with respect to the number of shares indicated for the following directors or executive officers: Dr. Anthony J. Marinello, 23,897 shares; William D. Powers, 105,603 shares; Robert J. McCormick, 7,818 shares; Thomas M. Poitras, 3,745 shares; and Robert M. Leonard, 10,086 shares. Voting or investment power is held by the spouse or other immediate family members with respect to the number of shares indicated for the following directors or executive officers, each of whom disclaims beneficial ownership of such securities: Robert T. Cushing, 447,054 shares; Joseph A. Lucarelli, 23,805 shares; Dr. Anthony
     J. Marinello, 464 shares; Robert A. McCormick, 68,994 shares; Robert J. McCormick, 4,658 shares; and Robert M. Leonard, 2,820 shares. Voting authority for 35,602 shares owned beneficially by Robert J. McCormick is vested in Trustco Bank as trustee for a trust, the beneficiary of which is Robert J. McCormick. Included for Robert J. McCormick are 106,804 shares in trust at Trustco Bank for which Robert J. McCormick is co-trustee, and 72,169 shares that are held by Trustco Bank as a co-trustee of trusts for the benefit of Robert J. McCormick or his family. The number of shares owned by each of the directors and executive officers includes options to acquire the following number of shares: Robert T. Cushing, 707,020 shares; Robert M. Leonard, 45,500 shares; Joseph A. Lucarelli, 12,040 shares; Dr. Anthony J. Marinello, 21,226 shares; Robert A. McCormick, 1,057,500 shares; Robert J. McCormick, 869,535 shares; William D. Powers, 4,000 shares; William J. Purdy, 14,685 shares; Scot R. Salvador, 342,506 shares; Sharon J. Parvis, 76,723 shares; and Thomas M. Poitras, 40,000 shares.

Board Meetings and Committees

     TrustCo's full board held seven meetings during 2006. All of the directors, except for Robert A. McCormick and Robert J. McCormick, would be considered to be "independent directors" under the listing qualifications rules for companies such as TrustCo, whose shares are traded on The NASDAQ Global Select Market. TrustCo's independent directors met in executive session twice during 2006.

     TrustCo maintains a standing Audit Committee, which held four meetings in 2006. The directors currently serving on the Audit Committee are William
D. Powers (Chairman), Joseph A. Lucarelli, Dr. Anthony J. Marinello, Thomas
O. Maggs, and William J. Purdy. The function of the Audit Committee is to review TrustCo's and Trustco Bank's internal audit procedures and also to review the adequacy of internal accounting controls for TrustCo and Trustco Bank. In addition, the Audit Committee annually recommends the use of external audit firms by TrustCo and Trustco Bank in the coming year, after reviewing performance of the existing vendors and available audit resources. Please refer to the discussion under "Audit Committee" for a more detailed description of the Audit Committee's activities.

     TrustCo's Compensation Committee held three meetings in 2006. The directors currently serving on the Compensation Committee are Joseph A. Lucarelli (Chairman), Thomas O. Maggs, Dr. Anthony J. Marinello, William D. Powers, and William J. Purdy. The function of the Compensation Committee is to review general compensation practices of TrustCo and Trustco Bank and to recommend to the board of directors the salary and benefits for executive officers. Please refer to the discussion under "Compensation Committee" for a more detailed description of the Compensation Committee's activities.

     TrustCo provides an informal process for shareholders to send communications to the board. Shareholders who wish to contact the board or any of its members may do so in writing to TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.

     Although TrustCo does not have a policy with regard to board members' attendance at the Annual Meeting of Shareholders, all of the directors are encouraged to attend such meetings, and all of the directors attended the 2006 Annual Meeting.


Director Nomination Policies

     Each of the nominees slated for election at the Annual Meeting is an incumbent director and was considered and selected by the board of directors. The nominees were considered and approved unanimously by TrustCo's independent directors.

     The board of directors believes it is appropriate for TrustCo not to have a standing nominating committee because a high proportion (five out of seven) of TrustCo's directors are independent directors under The NASDAQ Global Select Market's listing qualifications rules. Moreover, the board believes that all of its directors have significant expertise in the operations and needs of TrustCo and its board and have valuable insights to offer regarding the value that qualified directors can bring to TrustCo and whether at any given time there might be any needs that the board may have that are not being adequately served by the current board members. Consequently, the board believes TrustCo and its shareholders are best served by having all directors participate in the deliberative process of choosing nominees for directors of TrustCo.

     To provide guidance to the board in its consideration of nominees for board membership, TrustCo's board of directors has adopted a Director Nominations Policy, a copy of which is attached as Appendix A. The board believes that it is the responsibility of each member of the board to identify, and bring to the attention of the full board, persons who may be suitable for election to the board, and the board maintains an active file of potential suitable candidates for consideration as nominees.

     As a general matter, the board believes that a candidate for board membership should have high personal and professional ethics, integrity, and values; an inquiring and independent mind, practical wisdom, and mature judgment; broad policy-making experience in business, government, or community organizations; expertise useful to TrustCo and complementary to the background and experience of other board members; willingness to devote the time necessary to carrying out the duties and responsibilities of board membership; commitment to serve on the board over a period of several years to develop knowledge about TrustCo, its strategy, and its principal operations; and willingness to represent the best interests of all of TrustCo's constituencies.

     After a potential candidate is identified, the board will investigate and assess the qualifications, experience, and skills of the candidate. The investigation process may, but need not, include one or more meetings with the candidate by a member or members of the board. From time to time, but at least once each year, the full board meets to evaluate the needs of the board and to discuss the candidates for nomination to the board. Such candidates may be presented to the shareholders for election or appointed to fill vacancies. All nominees must be approved by a majority of the independent members of the board.

     The board will consider written recommendations by shareholders for nominees for election to the board. The persons identified in such recommendations will be evaluated under the same criteria and procedures used for other board candidates. Under TrustCo's Bylaws, the written recommendations must be delivered or mailed to the board not less than 14 and not more than 50 days prior to any meeting of shareholders called for the purpose of the election of directors, or not later than 7 days prior to the meeting if less than 21 days' notice of the meeting is provided.


Compensation Committee

     The Compensation Committee is responsible for determining the compensation of employees and officers of TrustCo and Trustco Bank, including the chief executive officer and the executive officers named in the Summary Compensation Table that appears elsewhere in this Proxy Statement. Under the supervision and direction of the Compensation Committee, TrustCo and Trustco Bank have developed compensation policies, plans, and programs that seek to enhance the profitability of TrustCo and Trustco Bank, and ultimately shareholder value, by aligning closely the financial interests of TrustCo's senior management with those of its shareholders. The Compensation Committee does not have a charter.

     Compensation Committee Report. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the management of TrustCo and Trustco Bank. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

     COMPENSATION COMMITTEE:   Joseph A. Lucarelli, Chairman
                               Dr. Anthony J. Marinello
                               Thomas O. Maggs
                               William D. Powers
                               William J. Purdy


Audit Committee

     The Audit Committee of TrustCo's board is responsible for providing independent, objective oversight of TrustCo's accounting functions, internal controls, and financial reporting process. The Audit Committee is composed of five directors, each of whom is independent under listing standards of The NASDAQ Global Select Market. Additionally, each member of the Audit Committee satisfies the "financial sophistication" requirement also set forth in those listing standards. To assist in the performance of its duties, the Audit Committee retained Marvin and Company, PC, an independent accounting firm, as a consultant to the Committee.

     The Audit Committee operates under a written Charter approved by the board of directors. Each year, the Audit Committee reviews the adequacy of the Charter and recommends any changes or revisions that the committee considers necessary or appropriate. A copy of TrustCo's amended Audit Committee Charter, which was reviewed and approved by TrustCo's board of directors on February 20, 2007, is attached to this proxy statement as Appendix B.

     The following table presents fees for professional audit services rendered by KPMG LLP ("KPMG") for the audit of TrustCo's annual consolidated financial statements for the fiscal years ended December 31, 2006 and 2005, and fees billed for other services provided by KPMG during 2006 and 2005.

                                         2006                   2005
                                       --------               --------
     Audit fees                        $340,000               $308,500
     Audit related fees(1)               12,000                 79,400
     Tax fees(2)                        117,600                144,700
     All other fees(3)                   87,950                 86,969
                                       --------               --------
           Total fees                  $557,550               $619,569
                                       ========               ========


(1) For 2006 and 2005, audit related fees consisted of audit and accounting related services. For 2005, audit related fees also included $23,500 for audits of certain employee benefit plan financial statements.

(2) For 2006 and 2005, tax fees include tax return preparation services and other compliance services.

(3) For 2006 and 2005, all other fees consisted of fees for tax planning services.

     It is the Audit Committee's policy to preapprove all audit and nonaudit services provided by the Company's independent accountants. In certain circumstances, the chairman has authority to preapprove services from the Company's independent accountants, which are then reviewed and approved at the next Audit Committee meeting. As such, all of the services described above were approved by the Audit Committee.

     Audit Committee Report. Management is responsible for TrustCo's internal controls and financial reporting process. TrustCo's independent accountants, KPMG, are responsible for performing an independent audit of TrustCo's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. TrustCo's Internal Audit Department is responsible for monitoring compliance with internal policies and procedures. The Audit Committee's responsibility is to monitor and oversee the financial reporting and audit processes. In performing its oversight, the Audit Committee reviews the performance of KPMG and TrustCo's internal auditors.

     In connection with these responsibilities, the Audit Committee met with management and KPMG to review and discuss TrustCo's December 31, 2006 consolidated financial statements. The Audit Committee also discussed with KPMG the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and received the written disclosures from KPMG required by Independence Standards Board Standard No. 1
(Independence Discussions with Audit Committees).

     The Audit Committee discussed KPMG's independence with KPMG and has considered whether the nonaudit services provided by KPMG during the fiscal year ended December 31, 2006 were compatible with maintaining KPMG's independence. The Committee has concluded that the nonaudit services provided do not impair the independence of KPMG.

     Based upon the Audit Committee's discussions with management and the independent accountants, and its review of the information described in the preceding paragraphs, the Audit Committee has recommended that the board of directors include the audited consolidated financial statements in TrustCo's Annual Report on Form 10-K for the year ended December 31, 2006, to be filed with the Securities and Exchange Commission.

     AUDIT COMMITTEE:    William D. Powers, Chairman
                         Joseph A. Lucarelli
                         Dr. Anthony J. Marinello
                         Thomas O. Maggs
                         William J. Purdy


Vote Required and Recommendation

     The two nominees for election to the TrustCo board for three-year terms expiring at the 2010 Annual Meeting of Shareholders who receive the greatest number of votes will be elected to the board. Each nominee must receive the affirmative vote of a majority of the outstanding shares of TrustCo common stock in order to be elected a director.

     THE TRUSTCO BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE TRUSTCO DIRECTOR NOMINEES AS TRUSTCO DIRECTORS, WHICH IS ITEM 1 ON THE TRUSTCO PROXY CARD.


Item 2. Ratification of the Appointment of Independent Auditors

     KPMG was the independent auditor for TrustCo for the year ended December 31, 2006, and the board of directors has again selected and appointed them as the independent auditor for the year ending December 31, 2007. A resolution will be presented at the Annual Meeting to ratify their appointment as independent auditors. The independent auditors will report on the consolidated financial statements of TrustCo for the current calendar year and will perform such other nonaudit services as may be required of them. Representatives of KPMG are expected to be present at the Annual Meeting to make a statement if they so desire and are also expected to be available to respond to appropriate questions that may be raised.

     During the year ended December 31, 2006 KPMG provided various audit and nonaudit professional services to TrustCo. Audit services so provided included audit of the consolidated financial statements of TrustCo, management's assessment of the effectiveness of internal controls over financial reporting, review, assistance, and consultation in connection with the filing of the Form 10-K Annual Report with the S.E.C., and assistance with accounting and financial reporting requirements. Nonaudit services so provided included the preparation and planning of corporate tax returns, and certain consultations regarding accounting matters. Please refer to the report of TrustCo's Audit Committee for additional information about the services provided by KPMG.


Vote Required and Recommendation

     The affirmative vote of a majority of all of TrustCo's issued and outstanding shares of common stock is required to ratify the appointment of KPMG as TrustCo's independent auditors for the year ending December 31, 2007. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as a vote "against" this proposal. Dissenters' rights are not available to shareholders who object to the proposal.

THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE FOR THIS PROPOSAL, WHICH IS ITEM 2 ON THE TRUSTCO PROXY CARD.


Other Matters

     TrustCo's board of directors is not aware of any other matters that may come before the Annual Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Annual Meeting.

                            EXECUTIVE COMPENSATION


Compensation Discussion and Analysis

     The objectives of TrustCo's compensation program are to attract, retain and motivate outstanding executive talent.

     The Company seeks to offer a compensation structure that is designed to compare favorably with our competitive peer group while taking into account the experience and responsibilities of the particular executive officer and to provide compensation incentives that promote the enhancement of shareholder value. TrustCo combines both annual and long-term cash and stock incentives with its overall business plans and objectives. The total executive compensation opportunity is intended to create a compensation program that maximizes executive talent with a high level of performance. It is the intention of the compensation program to reward executive officers for achieving the objectives of TrustCo through their dedication and best efforts of their time and attention to the affairs of the companies.

     The Compensation Committee of the board of directors has the responsibility of establishing annual salaries and reviewing and implementing bonuses and long-term incentives for the Company's senior executive officers (Messrs. McCormick, Cushing, and Salvador) and also assists the senior management of the Company, including the Chief Executive Officer, in making compensation decisions with respect to the Company's other executive officers. It is the aim of the Compensation Committee to determine salary and benefit levels of executive compensation (including the compensation of the Chief Executive Officer) principally upon the basis of overall corporate performance. In making any such determination, the Compensation Committee will consider a number of factors that include TrustCo's and Trustco Bank's return on equity, attainment of net income goals, total asset targets, overall profitability from year to year, banking experience of individual officers, scope of responsibility with the overall organization, performance, and particular contributions to TrustCo and Trustco Bank during the course of the year. The Compensation Committee also considers other relevant factors, including involvement in the community, that might better position the organization to serve the immediate needs of Trustco Bank's market. The Company uses discretion when determining compensation levels and considers all of the above criteria. It does not assign a specific weight to any of these factors.

     For purposes of the competitive structure of the compensation system, an industry group of regional bank holding companies is utilized by the Compensation Committee for performance and compensation comparisons. The members of this group are Am South Banc, Regions Financial Corp., Wells Fargo & Co., SunTrust Banks, Inc., Comerica, Inc., U.S. Bancorp, Inc., M&T BankCorp, BB&T Corp., Wachovia Corp., Huntington Bancshares, Inc., KeyCorp, National City Corp., PNC Financial System Group, Popular, Inc., Zions Bancorporation, and Marshall & Ilsley Corp. While TrustCo is comparatively smaller in terms of asset size than members of this peer group, the Compensation Committee believes the Company compares favorably with these institutions in terms of overall corporate performance, particularly when the Committee takes into consideration what it considers to be the unique size of TrustCo's executive group as compared to other financial institutions. TrustCo and Trustco Bank currently operate with three senior executive officers, all of which have a very broad scope of responsibilities, whereas all other institutions in this peer group have a larger pool of such officers.

     There are three basic elements to TrustCo's compensation program, each of which has sub-elements: annual compensation (salary and bonus), long-term compensation (stock options and performance bonus programs), and retirement (defined benefit pension plan and supplemental retirement plan). As a general matter, compensation decisions with respect to each of the basic elements of the compensation program are made independently of the decisions made with respect to the other elements. The Compensation Committee does, however, consider the total compensation paid or payable to an officer when making compensation decisions.


Annual Compensation Components

     Annual compensation for TrustCo's executive officers is comprised of salary and annual bonus.

     Salary. Annual salary is the base compensation for the Company's officers and is designed to reward officers for services rendered by them during the year. The salaries for TrustCo officers are established based upon the scope of their respective responsibilities, taking into account competitive market compensation paid by other institutions for similar positions; along with the performance of these companies relative to the performance of the Company.

     The Compensation Committee considers the annual compensation of executives performing similar duties within the identified peer group taking into account the executives experience, responsibilities and performance. Salaries are reviewed at least annually and are also reviewed upon the request of the board of directors.

     Based upon its review of the compensation paid by members of the peer group, the Compensation Committee believes that TrustCo's base salaries are well within the parameters of the institutions in the peer group and has recommended that the base salaries for Robert J. McCormick and Robert T. Cushing be $360,000 and $300,000, respectively for 2007. Also, the Committee recommended Scot Salvador's base salary increase to $225,000 for 2007. In determining these salaries, TrustCo requires that these salaries be competitive within the peer group, along with comparing the level of responsibility of the peer group with the scope of responsibility of TrustCo executives. The salaries for Robert M. Leonard and Sharon J. Parvis, and other executive officers of TrustCo is determined by Mr. McCormick, the Company's Chief Executive Officer. In determining this compensation, the CEO takes into consideration the Company's overall financial performance along with the performance of the individual and the responsibilities each officer holds within the organization. Each officer's performance is reviewed annually, taking into account all levels of profitability, the officer's banking experience and the goals of each department for which the officer has responsibility. After the Chief Executive Officer's review, and approved by the Compensation Committee, the salaries for Robert M. Leonard and Sharon J. Parvis were placed at $115,000 each.

     Annual Bonus. TrustCo seeks to motivate executive officers to achieve superior performance by linking a significant percentage of annual compensation to performance. It is also TrustCo's view that performance should be closely tied with promoting shareholder value. In furtherance of these objectives, Trustco Bank established the Executive Officer Incentive Plan under which annual senior executive bonuses are determined by return on equity. No bonus is payable if the return on equity is below 13%, and for returns of 13% and above, the bonus is determined by the application of the following formula:

              Return on Equity            Bonus Percentage
              ----------------            ----------------
                    13%                           40%
                    14%                           50%
                    15%                           60%
                    16%                           75%
                    17%                           90%
                    18%                          105%
                    19%                          125%*


*The bonus percentage will be further increased by 15% for each percentage point the return on equity of TrustCo Bank Corp NY exceeds 19%.

     This formula was determined by establishing return on equity thresholds that are considered by the Compensation Committee to be above average by industry standards and determining a bonus as a percentage of annual salary that would be a meaningful element of annual compensation. The Compensation Committee considers return on equity to be the most important factor when determining how shareholder value has been enhanced over a given measurement period.

     Annually, the Compensation Committee reviews the operation of the Executive Officer Incentive Plan with respect to its objectives and decides whether or not the plan, including the performance measures and payout amounts, should be revised or amended. In evaluating the plan, the Committee utilizes performance data prepared by SNL Financial, a financial information and research firm, with respect to the above-described peer group. The Compensation Committee noted that the peer group reported average returns on equity of 15.93% for 2005, 16.46% for 2004 and 16.03% for 2003 as compared to TrustCo with a return on equity of 26.04% for 2005, 25.27% for 2004 and 23.56% for 2003. The Committee also noted that TrustCo compared favorably to the peer group when other performance measures are used, such as return on average assets (for 2005, 1.45% for the peer group and 2.07% for TrustCo) and efficiency ratio (also for 2005, 56.77% for the peer group and 38.56% for TrustCo). Also, in 2006, the Company recorded a one-time increase in capital, thereby reducing return on equity, due to the effect of a new accounting pronouncement that was adopted at year end. To mitigate this unanticipated accounting change, the Compensation Committee reduced the targeted return on equity for each bonus level listed above by an amount approximately equal to the impact of the accounting change. (The above table sets forth the bonus percentages as currently in effect.) Based upon TrustCo's return on equity of 18.71% for 2006, each of Messrs. McCormick, Cushing and Salvador received a bonus based on 2006 performance of 105% of base salary.

     The annual bonuses for the Company's other executive officers, including Ms. Parvis and Mr. Leonard, are paid pursuant to the Trustco Bank Senior Incentive Plan, which is designed to provide participants with the opportunity for annual incentive awards for achievement of objectives as established by Mr. McCormick. The Compensation Committee annually reviews and approves the decision made under the incentive plan. A major component of the decision-making with respect to awards under the incentive plan is Trustco Bank's performance under its profit plan for the year in question. For each year, a profit plan is developed and submitted to the board of directors for approval. The profit plan establishes targeted levels for return on assets, total assets, total deposits, and net income. The amount measured as a percentage of annual salary of a participant's bonus is determined in the sole discretion of the CEO, with such determination to take into account Trustco Bank's performance in the year just ended with respect to the profit plan and the participant's contribution to such performance. The return on equity of the Company and Trustco Bank are also taken into account. For 2006, Mr. McCormick determined, after reviewing Trustco Bank's performance, that the incentive award to be made to each of Ms. Parvis and Mr. Leonard should be $25,300.


Employment Agreements

     As discussed in more detail below, TrustCo and Trustco Bank have entered into employment agreements with Messrs. McCormick, Cushing, and Salvador that provide that their annual compensation will be their annual base salary plus their incentive bonus under the Executive Officer Incentive Plan. The agreements also provide for termination and severance benefits, change of control benefits and various other personal benefits. The Compensation Committee reviews the terms and conditions of the employment agreements in connection with its annual consideration of the Company's compensation programs.


Long-Term Incentive Program

     In addition to annual compensation, TrustCo also has implemented a long-term incentive compensation program. TrustCo believes that motivation with respect to long-term goals is achieved through an ownership culture that encourages long-term performance by executive officers through the use of stock-based awards. TrustCo's long-term incentive program includes stock options and its Performance Bonus Plan.

     Stock Options. TrustCo's stock option plan has been established to advance the interests of TrustCo and its shareholders by providing to executive officers an opportunity to acquire equity ownership in the Company along with the incentive advantages inherent in that equity ownership.

     It is the responsibility of the Compensation Committee to determine the time and amount of stock options awarded and the other terms and conditions of the option awards, including the exercise price, vesting schedule, and expiration dates. The Compensation Committee's actions are ultimately judgments based upon the Committee's ongoing assessment and understanding of TrustCo and its executive officers, the performance of its executive officers, and whether an award of stock options would provide an appropriate incentive to the executive officers' contribution to TrustCo's future performance. Stock option awards are designed to ensure each executive officer has a sense of ownership in the financial growth of the Company.

     For 2006, the Compensation Committee decided to refrain from issuing stock option grants. This decision was made in light of the Committee's observation that the market price of the Company's common stock was low relative to its price in prior years and the Committee's perception that the overall corporate climate in 2006 relative to executive compensation generally, and to the grant of stock options during periods when a public company's stock price was trading at low levels in particular, was unduly negative. In 2007, the Compensation Committee will reevaluate granting options to officers, including the officers named in this Proxy Statement, and other employees based upon the policies described above and other factors such as TrustCo's financial performance and stock price. At this time, the Compensation Committee expects that it will grant options to acquire shares of the Company's stock.

     Performance Bonus Plan. The second aspect of TrustCo's long-term incentive program is its Performance Bonus Plan, which generally provides compensation to the Company's senior executive officers (Messrs. McCormick, Cushing, and Salvador) in the event of a change in control of the Company. The Compensation Committee believes that regional banking institutions such as the Company are continually subject to being acquired by third parties. It is the belief of the Compensation Committee that following a "change of control" TrustCo's senior executive officers would not have the same level of responsibility as they currently have with TrustCo and that their compensation would thus be adversely affected by the control change. Because executives may perceive significant risks regarding acquisition transactions (such as the risk of reduced authority and compensation described above), TrustCo and TrustCo Bank implemented a Performance Bonus Plan that, along with the change in control benefits available under the senior executives' employment agreements, is designed to encourage highly qualified executives to remain with the Company and to attract other executives as may be necessary. Through the Performance Bonus Plan, senior executive officers are encouraged to remain with TrustCo and Trustco Bank and seek to increase shareholder value.

     Under the Performance Bonus Plan, the senior executive officers have been awarded units, the ultimate value of which is based upon the appreciation in value of TrustCo's common stock between the date of the award and the occurrence of a "change in control" as defined in the plan. The units so awarded vest, and payments under the plan are to be made, fifteen days prior to the closing date of an announced change in control, upon the occurrence of an unannounced change in control, or upon a participant's termination of employment with TrustCo within a period of time prior to a change in control. The Compensation Committee believes that the definition of change in control (which is substantially the same as the definition contained in the senior executives' employment agreements) is customary within the banking industry and that the circumstances under which change in control payments would be made are reasonable. Each of the Company's senior executive officers has been awarded an equal number of Performance Bonus Units. The Company does not make annual awards of units under the Performance Bonus Plan; rather, the units were awarded at the plan's inception in 1997 and have subsequently been awarded only when a person first becomes a senior executive officer.

     The Compensation Committee believes the Performance Bonus Plan continues to enhance the goal of an ownership culture through long term incentives thereby advancing the interest of the Company and its shareholders.


Retirement Plans

     The retirement plans available to TrustCo's officers and employees include the Retirement Plan of Trustco Bank, the Trustco Bank Profit Sharing/401(k) Plan, and the Company's Supplemental Retirement Plan.

     Retirement Plan and Profit Sharing/401(k) Plan. The Trustco Bank Retirement Plan is a defined benefit pension plan pursuant to which annual retirement benefits are based on years of service to a maximum of 30 years and average annual earnings of the highest five consecutive years during the final ten years of service. The defined benefit retirement plan is fully funded by Trustco Bank contributions. Each of the executive officers named in this proxy statement participates in the Retirement Plan, but the senior executive officers do not participate in the Profit Sharing/401(k) Plan in light of their participation in the Supplemental Retirement Plan.

     In 2006, the Retirement Plan was "frozen," and there will be no new participants in the plan. Existing participants will be entitled to benefits accrued as of December 31, 2006. For companies nationwide, the primary retirement vehicle is becoming the 401(k) savings plan. To meet employee demands, TrustCo enhanced its Profit Sharing Plan to include a 401(k) feature, thereby making this the primary retirement plan for TrustCo. The Company also determined that it would be able to achieve certain cost savings and expense reductions from freezing the Retirement Plan.

     Supplemental Retirement Plan. The Company's Supplemental Retirement Plan is available only to the senior executive officers and is an unfunded, nonqualified, and noncontributory deferred compensation plan. The amounts of supplemental retirement benefits payable under the plan are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (i) the total retirement benefit the participant would have received under the Trustco Bank Retirement Plan without taking into account limitations on compensation, annual benefits, and years of service; and (ii) the retirement benefit the participant is projected to receive under the Trustco Bank Retirement Plan at normal retirement (up to a maximum of $7,000,000). The Company's annual contribution to the Supplemental Retirement Plan is determined pursuant to a formula set forth in the plan.

     The Supplemental Retirement Plan, together with the Retirement Plan promotes executive retention and allows the executive to focus on the long-term success of TrustCo. Participation in the Plan is limited to a select group of Executives of TrustCo who are highly compensated employees and an employee must be selected by the Board of Directors to participate in the Plan.

     The following table sets forth, for the fiscal year ended December 31, 2006, the compensation paid to or accrued on behalf of the most highly compensated executive officers of TrustCo. Each of the executive officers described in the following table (with the exception of Robert M. Leonard and Sharon J. Parvis) has an employment agreement and a supplemental retirement agreement. These agreements are described in subsequent pages.


                                                    Summary Compensation Table


                                                                                              (3)
                                                                                            Change
                                                                                          in Pension
                                                                                           Value and
                                                                          Non-equity     Nonqualified
                                                                (2)        Incentive       Deferred           (4)
                                            (1)      Stock     Option        Plan        Compensation      All Other
                                Salary     Bonus     Awards    Awards    Compensation      Earnings       Compensation     Total
                       Year      ($)        ($)       ($)       ($)           ($)             ($)             ($)           ($)
       (a)              (b)      (c)        (d)       (e)       (f)           (g)             (h)             (i)           (j)
-------------------    ----    -------    -------    ------    ------    ------------    ------------     ------------   ---------

Robert J. McCormick    2006    370,000    388,500     - -       - -           - -            21,534         242,247      1,022,281
President & Chief
Executive Officer,
TrustCo and
Trustco Bank

Robert T. Cushing      2006    302,500    317,625     - -       - -           - -            35,694         203,874        859,693
Executive Vice
President & Chief
Financial Officer,
TrustCo and
Trustco Bank

Scot R. Salvador       2006    208,125    218,531     - -       - -           - -            21,297         159,997        607,950
Executive Vice
President & Chief
Banking Officer,
TrustCo and
Trustco Bank

Robert M. Leonard      2006    115,000     25,300     - -       - -           - -            15,491           8,313        164,104
Assistant
Secretary,
Administrative
Vice President,
TrustCo and
Trustco Bank

Sharon J. Parvis       2006    115,000     25,300     - -       - -           - -            29,627             - -        169,927
Assistant
Secretary,
TrustCo and
Trustco Bank and
Vice President,
Trustco Bank



Summary Compensation Table Footnotes:

(1) The bonus payments included in column (d) for Messrs. McCormick, Cushing, and Salvador are calculated in accordance with the Executive Officer Incentive Plan. The bonus payments for Mr. Leonard and Ms. Parvis are based upon the Trustco Bank Senior Incentive Plan under which bonuses are paid as determined by senior management in their discretion.

(2) Included in column (f) is the value, calculated in accordance with Statement of Financial Accounting Standards No. 123R (Share Base Payment) for the stock option awards in 2006 (no option grants were made in 2006).

(3) The information contained in column (h) is derived from the increase in value of vested benefits accrued under the Trustco Retirement Plan. See the table "Pension Benefits" for more details on the methodology followed to perform these calculations and a discussion of TrustCo and Trustco Bank retirement benefits generally.

(4) Included in column (i) are all other compensation paid to the named executive officers including tax payments incurred on deferred retirement plans and other benefits, personal use of auto, health insurance, tax planning assistance, and personal use of clubs. Also included in this column is nonqualified deferred compensation in accordance with the TrustCo Supplemental Retirement Plan as described further under "Nonqualified Deferred Compensation." For 2006, the Company recognized under this plan $189,000, $134,000, and $105,000 of expense for Messrs. McCormick, Cushing, and Salvador, respectively.

     TrustCo and Trustco Bank have entered into employment contracts with Messrs. McCormick, Cushing, and Salvador that provide that their annual compensation will be their annual base salary plus their incentive bonus under the Executive Officer Incentive Plan. (Each of the employment agreements is substantially the same as the others.) The annual base salary of each officer may not be less than his annual base salary for the preceding calendar year (except in the initial year of the agreement), and each officer is entitled to participate fully in any disability, death benefit, retirement, executive incentive compensation, or pension plans maintained by TrustCo or Trustco Bank. Because they participate in the Executive Officer Incentive Plan, however, the officers are not eligible to participate in any employer contributions to the Trustco Bank Profit Sharing/401(k) Plan.

     If Messrs. McCormick, Cushing or Salvador terminates his employment due to retirement or disability, he will be provided, at no cost to him, with continued health insurance benefits for the longer of his life or the life of his spouse. Group life insurance benefits for the officer are also provided. These benefits are in addition to the general disability, death benefit, retirement, and pension plans maintained by TrustCo and Trustco Bank. The employment agreements generally define retirement as the earliest retirement date applicable to the executive in question under the Retirement Plan of Trustco Bank. The term "disability" is defined as a mental or physical condition (i) in the opinion of a physician mutually agreed upon by the boards of directors of TrustCo and Trustco Bank and the executive officer that will prevent the executive officer from carrying out the material job responsibilities or duties to which he was assigned at the time the disability was incurred, and (ii) is expected to last for an indefinite duration or a duration of more than six months.

     In the event the employment of Messrs. McCormick, Cushing or Salvador is terminated within twelve months prior to or two years after a change of control, for any reason other than good cause or retirement at the mandatory retirement age, then the officer will receive an amount equal to 2.99 times his then-current annual compensation, to be paid in a single lump sum within 10 days of termination. Upon the announcement of a change of control, an officer may notify TrustCo and Trustco Bank of his intent to terminate employment as of the date of the change in control, and the officer will then receive termination benefits no later than fifteen days prior to the consummation of the change in control. Each officer is also entitled to the pro rata portion of his annual award under the Executive Officer Incentive Plan, payable no later than fifteen days prior to the closing date of the change in control or, if the change in control is unannounced, within ten days after the change in control. The employment agreement also provides for a gross-up payment in the event that the amount payable upon an officer's termination under the employment agreement or any other agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. In addition, each employment agreement provides for the payment in full of each officer's retirement, pension, and profit sharing plan compensation; the cost of any legal expenses incurred as a result of such termination; and the transfer of the executive officer's company car (at book value) and country club membership.

     Under the employment agreements, a "change in control" of either of TrustCo or Trustco Bank means any of the following events:

     o any individual, corporation or other entity or group of persons acting in concert becomes the beneficial owner of 20% or more of the voting power for the election of directors of either of TrustCo or Trustco Bank;

     o a consolidation, merger or other business combination involving either of TrustCo or Trustco Bank is consummated in which holders of the voting securities of either of those entities immediately prior to consummation own, as a group, immediately after such consummation, voting securities of either of the entities (or voting securities of the entity or entities surviving such transaction) having 60% or less of the total voting power in an election of directors;

     o during any period of two consecutive years, individuals who at the beginning of such period constitute the directors of either of TrustCo or Trustco Bank cease for any reason to constitute at least a majority thereof unless the election, or nomination for election by either of TrustCo's or Trustco Bank's shareholders, was approved by a vote of at least two-thirds of the directors of either of TrustCo or Trustco Bank then still in office who were directors at the beginning of the period;

     o removal by the shareholders of all or any of the incumbent directors of either of TrustCo or Trustco Bank, other than a removal for cause; and

     o a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of either of TrustCo or Trustco Bank is completed with a party that is not controlled by or under common control with either of TrustCo or Trustco Bank.

     See the "Compensation Discussion and Analysis" for an additional discussion of TrustCo's salary, bonus, and equity incentive plan decision-making.

     Each of the employment agreements defines "termination" to include (a) any reduction in then-current annual compensation (including executive incentive compensation), disability, death, retirement, pension, or profit sharing benefits (unless such reductions are applied to all Trustco Bank employees as part of a validly adopted plan of cost containment), or their responsibilities or duties; (b) either TrustCo's or Trustco Bank's relocation or a change in an officer's base location; (c) receipt of a nonrenewal notice pursuant to the employment agreement, or (d) the unilateral election by an officer to terminate the employment agreement.


                                        Outstanding Equity Awards at Fiscal Year-End 2006
                                                          Option Awards


                                                                               Equity:
                                                                             Incentive
                                                                                Plan
                                                                              Awards:
                                     Number of           Number of           Number of
                                     Securities          Securities          Securities
                                     Underlying          Underlying          Underlying
                                    Unexercised         Unexercised          Unexercised         Option             Option
                                      Options             Options             Unearned          Exercise          Expiration
       Name                         Exercisable        Unexercisable           Options            Price              Date
                                        (#)                 (#)                  (#)               ($)
-------------------                 ----------         -------------         -----------        --------          ----------

Robert J. McCormick                     60,835               0                    0                8.71           06/16/2008
                                        52,900               0                    0               10.00           06/24/2009
                                        52,900               0                    0                9.47           01/18/2010
                                        52,900               0                    0                9.75           03/16/2011
                                       150,000               0                    0               11.83           07/24/2012
                                       300,000               0                    0               13.55           11/19/2014
                                       200,000               0                    0               12.15           01/21/2015

Robert T. Cushing                      110,187               0                    0                8.71           06/16/2008
                                        95,796               0                    0               10.00           06/24/2009
                                        95,237               0                    0                9.47           01/18/2010
                                       105,800               0                    0                9.75           03/16/2011
                                       100,000               0                    0               11.83           07/24/2012
                                       100,000               0                    0               13.55           11/19/2014
                                       100,000               0                    0               12.15           01/21/2015

Scot R. Salvador                         9,576               0                    0                5.97           06/17/2007
                                         9,125               0                    0                8.71           06/16/2008
                                         7,935               0                    0               10.00           06/24/2009
                                         7,935               0                    0                9.47           01/18/2010
                                         7,935               0                    0                9.75           03/16/2011
                                        50,000               0                    0               11.83           07/24/2012
                                       150,000               0                    0               13.55           11/19/2014
                                       100,000               0                    0               12.15           01/21/2015

Robert M. Leonard                       23,000               0                    0                9.75           03/16/2011
                                         7,500               0                    0               11.83           07/24/2012
                                         7,500               0                    0               13.55           11/19/2014
                                         7,500               0                    0               12.15           01/21/2015

Sharon J. Parvis                        30,418               0                    0                8.71           06/16/2008
                                         7,935               0                    0               10.00           06/24/2009
                                         7,935               0                    0                9.47           01/18/2010
                                         7,935               0                    0                9.75           03/16/2011
                                         7,500               0                    0               11.83           07/24/2012
                                         7,500               0                    0               13.55           11/19/2014
                                         7,500               0                    0               12.15           01/21/2015



Stock options are exercisable for 10 years from the date of grant.

     In addition to the stock option grants noted above, the Company has issued awards under the TrustCo Bank Corp NY Performance Bonus Plan. Awards have been made to Messrs. McCormick, Cushing, and Salvador under this plan and to former Chief Executive Officer Robert A. McCormick. The value of the Performance Bonus Units is based upon the appreciation in value of TrustCo's common stock between the date of the award and the occurrence of a "change of control" as defined in the plan. The units so awarded vest and payments under the plan are to be made fifteen days prior to the closing date of an announced change in control, upon the occurrence of an unannounced change in control, or upon a participant's termination of employment with TrustCo within the year prior to a change in control. A participant in the plan who terminates employment on or after age 65 and continues to serve as a director remains a participant in the plan. In 1997, Mr. Cushing was awarded 524,702 units at a split-adjusted price of $5.95 per unit. In 2004, Robert J. McCormick was awarded 524,702 units at a price of $10.78 and in 2004, Mr. Salvador was awarded 524,702 units at a price of $13.15. The unit prices were the TrustCo stock price on the day of the award. These units have no expiration date and are not valued for accounting purposes until a change of control has occurred.

                               Option Exercises
                             (December 31, 2006)

                                 Option Awards
                                ---------------
                                   Number of
                                Shares Acquired             Value Realized
      Name                        on Exercise                Upon Exercise
                                      (#)                         ($)
-------------------             ---------------             --------------
Robert J. McCormick                  13,992                      70,659
Scot R. Salvador                     17,257                     109,205
Sharon J. Parvis                     18,805                     113,348

     Value realized upon exercise is the difference between the option price and the market price on the date the option was exercised multiplied by the number of option units exercised.


                                                      Pension Benefits
                                                    (December 31, 2006)


                                                                          Number
                                                                         of Years         Present Value       Payments
                                                                         Credited        of Accumulated        During
       Name                              Plan Name                        Service           Benefit(1)        Last Year
                                                                            (#)                ($)               ($)
-------------------            -------------------------------           --------        --------------       ---------

Robert J. McCormick            Retirement Plan of Trustco Bank              11               117,944             --
Robert T. Cushing              Retirement Plan of Trustco Bank              13               207,350             --
Scot R. Salvador               Retirement Plan of Trustco Bank              11                80,451             --
Robert M. Leonard              Retirement Plan of Trustco Bank              18                70,333             --
Sharon J. Parvis               Retirement Plan of Trustco Bank              18               190,030             --



(1) The Present Value of Accumulated Benefit was determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles.

     TrustCo sponsors a defined benefit pension plan covering substantially all employees. Benefits under this plan are based on years of service and the employee's highest average compensation during five consecutive years of employment. Compensation is treated as FICA wages without regard to the Social Security taxable wage base. Compensation also includes any amounts that are treated as salary reduction contributions and that are used to purchase nontaxable benefits under Section 125 or 405(k) of the Internal Revenue Code. Compensation excludes, however, bonuses, overtime, commissions, and other incentive pay. A participant's "normal retirement benefit" is an annual pension benefit commencing on his or her normal retirement date (generally at age 65) payable monthly from retirement until the participant's death in an amount equal to:

     Regular Benefit

     (1)  The participant's annual benefit as of December 31, 1988 plus

     (2) 1.25% of the participant's average annual compensation, multiplied by his or her years of creditable service after December 31, 1988 (up to 30 years); plus

     Supplemental Benefit

     (3) 0.65% of the participant's average annual compensation in excess of his or her covered compensation after December 31, 1988 multiplied by his or her years of creditable service (up to 35 years).

     Benefits are frozen effective December 31, 2006, and the plan is closed to new participants effective December 31, 2006. Please refer to the Compensation Discussion and Analysis for a description of the reasons for these actions. Previously vested benefits will continue; however, no additional benefits will be vested by participants.

     Participants are eligible for early retirement at age 55 if the participant has achieved 10 years of vesting service. Of the executive officers named in this proxy statement, only Sharon J. Parvis is eligible for early retirement.

     Early retirement benefits are determined using the same formula that is used for normal retirement benefits, but are reduced as follows:

       Age at Early          Percent of             Percent of
     Retirement Date      Regular Benefit      Supplemental Benefit
     ---------------      ---------------      --------------------
           64                   96%                   93.33%
           63                   92%                   86.67%
           62                   88%                   80.00%
           61                   84%                   73.33%
           60                   80%                   66.67%
           59                   76%                   63.33%
           58                   72%                   60.00%
           57                   68%                   56.67%
           56                   64%                   53.33%
           55                   60%                   50.00%


                                             Nonqualified Deferred Compensation
                                                    (December 31, 2006)


                                 Executive            Registrant          Aggregate                           Aggregate
                               contributions        Contributions        earnings in        Aggregate        balance at
                                  in last              in last           last fiscal      withdrawals/       end of last
       Name                     fiscal year          fiscal year            year          distributions      fiscal year
                                    ($)                  ($)                 ($)               ($)               ($)
-------------------            -------------        -------------        -----------      -------------      -----------

Robert J. McCormick                  --                189,043                --               --             1,234,805
Robert T. Cushing                    --                133,898                --               --             2,964,723
Scot R. Salvador                     --                104,517                --               --               510,747
Robert M. Leonard                    --                     --                --               --                    --
Sharon J. Parvis                     --                     --                --               --                    --


     The amounts contributed for Messrs. McCormick, Cushing, and Salvador reflect the annual contribution for TrustCo's Supplemental Retirement Plan. Under this plan, the amount of the supplemental retirement benefit payable to a participant is based upon contributions by TrustCo that are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (a) the total retirement benefit the participant would have received under Trustco's defined benefit retirement plan without taking into account limitations imposed by the defined benefit plan and applicable law on compensation, annual benefits and years of service, and (b) the retirement benefit the participant is projected to receive under the defined benefit retirement at normal retirement. The supplemental retirement plan provides benefits based upon years of service to a maximum of 40 years. The supplemental account balance of a participant on any valuation date may not exceed $7.0 million.

     Payments to participants are made after the participant has terminated employment with TrustCo or Trustco Bank and has either completed five years of vested service or is eligible for early retirement under the retirement plan. Benefits can be paid in a lump sum or spread over a period of five years in the case of normal retirement.


Potential Post-Employment Payments

     As discussed above, Robert J. McCormick, Robert T. Cushing, and Scot R. Salvador have entered into employment contracts with the Company that provide for post-employment benefits in the case of retirement or disability and in a change of control. (The meanings of those terms is discussed above.) Additionally, in a change of control, the interests of Messrs., McCormick, Cushing, and Salvador in the TrustCo Performance Bonus Plan units they were awarded as would the benefits under the medical and life insurance programs would vest. If they were terminated as of December 31, 2006 in connection with a change of control, TrustCo estimates the amounts that would be payable to them are as follows:

     Robert J. McCormick     $5.4 million
     Robert T. Cushing       $7.0 million
     Scot R. Salvador        $3.6 million

     Further, assuming each of Messrs. McCormick, Cushing and Salvador retired at normal retirement age of 65 and had a life expectancy of 25 additional years after retirement and that the cost of the medical benefits would be $10,000 per year, the aggregate cost would be $250,000 for each of them. These estimated costs would change to reflect changes in the cost of the insurance premiums as well as changes in the benefit period after termination of employment. For financial reporting purposes under generally accepted accounting principles, these benefits have been included by TrustCo's actuaries in determining the Company's total liability for post retirement benefits other than pensions. TrustCo's total liability for post retirement benefits other than pensions as of December 31, 2006 was approximately $1.0 million.


                                                2006 Director Compensation Table


                                                                                  Change in
                                                                                Pension Value
                                                                                     and
                        Fees                                    Nonequity       Nonqualified
                       Earned                                   Incentive         Deferred
                       or Paid        Stock       Option           Plan         Compensation         All Other
    Name               in Cash       Awards       Awards       Compensation       Earnings         Compensation         Total
                         ($)           ($)         ($)             ($)               ($)                ($)              ($)
-------------          -------       ------       ------       ------------     -------------      ------------        -------

McCormick, RA          111,000         --           --              --               --             483,945(1)         594,945
Lucarelli, JA          111,000         --           --              --               --                  --            111,000
Maggs, TO              111,000         --           --              --               --                  --            111,000
Marinello, AJ,         111,000         --           --              --               --                  --            111,000
Powers, WD             111,000         --           --              --               --                  --            111,000
Purdy, WJ              111,000         --           --              --               --                  --            111,000



(1) Includes $300,000 paid under a consulting agreement and for the noncompetition covenant set forth in that agreement, retirement and pension plan payments of $89,151 and perquisites of $94,794 (including tax payments on such benefits of $39,600).

     Directors who are not also executive officers of TrustCo or Trustco Bank are paid a monthly fee of $9,000, except for the first calendar quarter of 2006 for which the monthly fee was $10,000. Directors also may participate in TrustCo's Directors Stock Option Plan and Directors Performance Bonus Plan.

     The Directors Stock Option Plan provides for periodic grant of options to directors as approved by the Compensation Committee of the Board (composed of all independent directors). The option price is set as the market price on the day the grants are awarded. No options were granted to directors in 2006. Outstanding options held by directors are as follows:

     Robert A. McCormick*                 1,057,500
     Joseph A. Lucarelli                     12,040
     Thomas O. Maggs                              -
     Anthony J. Marinello, M.D.              21,226
     William D. Powers                        4,000
     William J. Purdy                        14,685

*Includes 1,053,500 options awarded to Mr. McCormick while he was President and Chief Executive Officer of TrustCo and Trustco Bank.

     TrustCo directors who are not also employees of TrustCo or Trustco Bank are eligible to participate in the TrustCo Bank Corp NY Directors Performance Bonus Plan, which was adopted by the TrustCo board in 1997. Under the Directors Performance Bonus Plan, nonemployee directors are eligible to be awarded "units," the value of which is based upon the appreciation in value of TrustCo's common stock between the date of the award and the occurrence of a "change in control" as defined in the Directors Performance Bonus Plan. (The definition of change in control is the same as the definition contained in the employment agreements for Robert J. McCormick, Robert T. Cushing, and Scot R. Salvador, which are described above.) The units so awarded vest, and payments under the Directors Performance Bonus Plan are to be made, only upon the occurrence of a change in control. Each nonemployee director has been awarded 34,981 units under the Directors Performance Bonus Plan at a base price of $5.95 per unit, except for Mr. Lucarelli, whose base price is $8.59 per unit, and Mr. Maggs, whose base price is $10.59 per unit. Mr. McCormick was awarded 1,399,205 units at a price of $5.95 per unit in 1997 as the Company's Chief Executive Officer.

     TrustCo and Robert A. McCormick have entered into a consulting agreement under which Mr. McCormick will serve as a consultant to the board of directors of TrustCo and to the boards of directors of each of its affiliates, rendering to such boards and to individual members of such boards consulting services and advice on an as needed basis with respect to matters pertaining to TrustCo and its affiliates. The services rendered will be an advisory only, and Mr. McCormick's services as a consultant will be rendered during his lifetime at such times and places as may be mutually convenient to the boards and Mr. McCormick. This contract took effect on June 1, 2006 and has a five-year term.

     In compensation for the services to be rendered by Mr. McCormick under the consulting agreement and for the noncompetition covenant set forth in that agreement, TrustCo will pay Mr. McCormick an annual fee in the amount of $300,000. This was paid on June 1, 2006 and future payments may be in cash or in any other vehicle mutually acceptable to the parties, including but not limited to, life insurance. The full remaining amount of unpaid annual fees under the consulting agreement will be payable in full in the event of Mr. McCormick's death or permanent disability.

     Also as part of the consulting agreement Mr. McCormick is provided office facilities and the use of a personal secretary, ongoing use of a company vehicle, club, health insurance, estate planning services, and tax payments on these benefits of $39,600. The cost of these is included in the table as other compensation.

     Under the Robert A. McCormick employment agreement, TrustCo and/or Trustco Bank will provide to Mr. McCormick and his wife, for the rest of Mr. McCormick's life, or the life of his spouse, the same health insurance benefits provided to Mr. McCormick and his family by TrustCo and Trustco Bank prior to his retirement at no cost. TrustCo and Trustco Bank will also provide to Mr. McCormick for his life the same life insurance benefits provided to retirees by TrustCo and Trustco Bank under their life insurance plan. As a retired employee, Mr. McCormick also participates in and receives benefits from the Trustco Retirement Plan in accordance with the plan provisions.

S.E.C. Form 10-K

     TrustCo will provide without charge a copy of its Annual Report on Form 10-K upon written request. Requests and related inquiries should be directed to: Thomas M. Poitras, Secretary, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.


Code of Conduct

     TrustCo will provide without charge a copy of its Code of Conduct upon written request. Requests and related inquiries should be directed to: Sharon
J. Parvis, Vice President-Personnel, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.


Ownership of TrustCo Common Stock by Certain Beneficial Owners

     TrustCo is not aware of any person who, as of the date hereof, is the beneficial owner of more than 5% of its common stock, except as described below:

     Name and Address:                                Amount         Percent
     -----------------                             ------------      -------
         Barclays Global Investors, N.A.
         Barclays Global Fund Advisors
         Barclays Global Investors, Ltd            5,187,040(1)       6.91%
         Barclays Global Investors Japan Trust
           and Banking Company Limited
         Barclays Global Investors Japan Ltd
         45 Fremont Street, San Francisco, California 94105

(1) The information contained in this table is based solely upon a filing made by the companies identified above with the Securities and Exchange Commission. According to such filing, the shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

     On March 1, 2007, the Trust Department of Trustco Bank held 2,629,721 shares of TrustCo common stock as executor, trustee, and agent (3.51% of outstanding shares) not otherwise reported in this Proxy Statement. Neither TrustCo nor Trustco Bank has any beneficial interest in these shares.


Transactions with TrustCo and Trustco Bank Directors, Executive Officers and Associates

     The Company has adopted policies and procedures for the review, approval and/or ratification of transactions with its directors and executive officers or their related persons, such as immediate family members. TrustCo's Code of Conduct requires transactions between TrustCo or Trustco Bank and any of their directors or executive officers (or their respective immediate family members) be fully disclosed and be reviewed and, if appropriate, approved by the board or board members who do not have an interest in the transaction in question. Also, all related party transactions that federal securities laws require to be disclosed in this Proxy Statement must be approved by the Company's audit committee. Further, federal regulations require that all loans or extensions of credit to TrustCo executive officers and directors by Trustco Bank must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, except for loans made under programs generally available to all employees, and must not involve more than the normal risk of repayment or present other unfavorable features. Trustco Bank is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made pursuant to programs generally available to all employees, and has adopted a policy to this effect. In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, are in excess of the greater of $25,000 or 5% of the institution's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors. TrustCo and Trustco Bank have adopted written policies and procedures that implement these requirements.

         Some of the directors and executive officers of TrustCo and Trustco Bank, and some of the corporations and firms with which these individuals are associated, are also customers of Trustco Bank in the ordinary course of business, or are indebted to Trustco Bank in respect to loans of $120,000 or more, and it is anticipated that they will continue to be customers of and indebted to Trustco Bank in the future. All such loans, however, were made in the ordinary course of business, do not involve more than normal risk of collectibility, do not present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Trustco Bank transactions with unaffiliated persons. Also, Thomas O. Maggs is the president and principal owner of Maggs & Associates, The Business Insurance Brokers, Inc. ("Maggs & Associates"), Schenectady, New York, an insurance brokerage. TrustCo has retained Maggs & Associates for assistance in obtaining commercial insurance coverage and paid Maggs & Associates commission premiums for such services of $82,242 in 2006. In addition, Trustco Bank obtains legal services from, and pays fees to, Overton, Russell, Doerr and Donovan, LLP, a law firm in which Thomas R. McCormick, son of Robert A. McCormick and brother of Robert J. McCormick, is a partner. Trustco Bank obtains such services at rates that are substantially the same as those the firm charges other clients, and the firm is one of a number of law firms that is retained by TrustCo to provide legal services to it. During the year ended December 31, 2006, $343,805 of legal fees were paid to Overton, Russell, Doerr, and Donovan, LLP.


Insurance for Indemnification of Officers and Directors

     At its February 20, 2007 meeting, TrustCo's board of directors adopted changes to the Company's bylaws to provide for more detailed and comprehensive procedures to address the circumstances under which an officer or director of TrustCo may seek indemnification and under which the board or other persons, including TrustCo's shareholders, may authorize indemnification payments. A copy of TrustCo's bylaws was included as an exhibit to the Report on Form 8-K filed by TrustCo with the Securities and Exchange Commission on February 20, 2007. Also, TrustCo's employment agreements with Robert J. McCormick, Robert T. Cushing, and Scot R. Salvador contain provisions that obligate TrustCo or Trustco Bank to indemnify the officers under certain circumstances. A copy of these agreements were filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2001 (with respect to Messrs. McCormick and Cushing) and to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (with respect to Mr. Salvador). Finally, TrustCo renewed insurance for the indemnification of its executive officers and directors and executive officers and directors of Trustco Bank from St. Paul Mercury Insurance Company effective for the one-year period from October 10, 2006 to October 10, 2007. The cost of this insurance was $301,000, and coverage is provided to all executive officers and directors of TrustCo and Trustco Bank. TrustCo's board of directors has no knowledge of any claims made or sum paid pursuant to such insurance policy during 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires TrustCo's directors, executive officers, and persons who own more than 10% of a registered class of TrustCo's equity securities to file initial reports of ownership and reports of changes in ownership in TrustCo's common stock and other equity securities with the S.E.C. and to furnish TrustCo with copies of all Section 16(a) reports they file.

     Based solely on a review of the copies of such reports furnished to TrustCo, and written representations that no other reports were required during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements have been met.


                            SHAREHOLDER PROPOSALS

     Shareholder proposals to be considered for inclusion in a proxy statement in connection with any forthcoming annual meeting of shareholders of TrustCo must be submitted to TrustCo on a timely basis. Proposals for inclusion in TrustCo's proxy statement and form of proxy for the annual meeting of shareholders expected to be held in May of 2008 must meet the requirements established by the Securities and Exchange Commission for shareholder proposals and must be received by TrustCo at its principal executive offices no later than December 5, 2007. Proposals intended to be considered at the 2008 annual meeting but that are not to be included in TrustCo's proxy statement must be received at TrustCo's principal executive offices not later than February 18, 2008. Any such proposals, together with any supporting statements, should be directed to the Secretary of TrustCo.


                             TRUSTCO SHAREHOLDERS

     TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING TRUSTCO PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU PLAN TO ATTEND THE ANNUAL MEETING AND ARE A SHAREHOLDER OF RECORD, PLEASE MARK THE PROXY CARD APPROPRIATELY AND RETURN IT. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, PLEASE ADVISE THE SHAREHOLDER OF RECORD (YOUR BANK, BROKER, ETC.) THAT YOU WISH TO ATTEND. THAT FIRM MUST PROVIDE YOU WITH EVIDENCE OF YOUR OWNERSHIP, WHICH WILL ENABLE YOU TO GAIN ADMITTANCE TO THE ANNUAL MEETING.

                                  APPENDIX A

                         DIRECTOR NOMINATIONS POLICY

                             TRUSTCO BANK CORP NY

                    AS APPROVED BY THE BOARD OF DIRECTORS
                             ON FEBRUARY 20, 2007


I.   GENERAL

     This Policy provides guidance for the members of the Board of Directors of TrustCo Bank Corp NY (the "Company") with respect to:

     o    identifying director and committee member candidates, and

     o nominating candidates for election to the Board and appointment to committee membership.

     The Board of Directors believes it is appropriate for the Company not to have a standing nominating committee because a high percentage of the Company's directors are independent under the standards of the National Association of Securities Dealers, Inc. for companies whose shares are traded on The NASDAQ Global Select Market. Moreover, the Board believes that all of the directors have significant expertise in the operations and needs of the Company and its Board of Directors, and have valuable insights to offer regarding the value that qualified directors can bring to the Company and whether at any given time there might be any needs the Board of Directors may have that are not being adequately served by this current Board of Directors. Consequently, the Board believes the Company and its stockholders would be best served by having all directors participate in the deliberative process of choosing nominees for director of the Company.


II.  NOMINATIONS POLICY

     A.   Policy Review.

     o From time to time, but at least once each year, the full Board will review and reassess the adequacy of this policy and recommend proposed changes.

     o The Board will publicly disclose this policy and any such amendments at the times and in the manner required by the Securities and Exchange Commission ("SEC") and/or any other regulatory body having authority over the Company, and in all events post such policy and amendments in accordance with applicable law.

     B.   Board Membership.

It is the responsibility of each member of the Board to identify, and bring to the attention of the full Board, persons who may be suitable for election to the Board.


                                Appendix - A-1

     o The Board will maintain an active file of potential suitable candidates for consideration as nominees to the Board.

     o    Candidates for board membership generally should have:

          -    high personal and professional ethics, integrity and values;

          - an inquiring and independent mind, practical wisdom and mature judgment;

          - broad policy-making experience in business, government or community organizations;

          - expertise useful to the Company and complementary to the background and experience of other Board members;

          - willingness to devote the time necessary to carrying out the duties and responsibilities of Board membership;

          - commitment to serve on the Board over a period of several years to develop knowledge about the Company, its strategy and its principal operations; and

          - willingness to represent the best interests of all of the Company's constituencies.

          This list is not intended to be an exclusive list of nominee criteria, and Board members will use their best judgment in identifying potential Board candidates.

     o After a possible candidate is identified, the Board will investigate and assess the qualifications, experience and skills of the candidate. The investigation process may, but need not, include one or more meetings with the candidate by a member or members of the Board.

     o From time to time, but at least once each year, the full Board will meet to evaluate the needs of the Board and to discuss the candidates for nomination to the board. Such candidates may be presented to the shareholders for election or appointed to fill vacancies.

     o All nominees must be approved by a majority of the members of the Board who are independent as defined in the listing standards for The NASDAQ Global Select Market.

     C.   Shareholder Nominations

     o The Board will consider under this Policy written recommendations by shareholders for nominees for election to the Board.

Such written recommendations must be delivered or mailed to the Board not less than 14 and not more than 50 days prior to any meeting of shareholders called for the purpose of the election of directors, or not later than 7 days prior to the meeting if less than 21 days notice of the meeting is provided.


                                Appendix - A-2

     D.   Committees and Committee Structure

     o From time to time, but at least once each year, the full Board will meet to evaluate the Board's committee structure and functions and the needs of the Board's committees.

     o At least once each year, the Board will consider and vote upon committee memberships for the next year, and the Board may reassign committee responsibilities from time to time to the extent necessary or appropriate.

     o At least once each year, the Board will consider and vote upon the committee members who will serve as chairs of such Board committees.

     o The Board will form and delegate authority to committees when appropriate.

     o At least once each year, the Board will review the performance of its committees.


                                    * * *


     In performing their responsibilities under this Policy, Board members are entitled to rely in good faith on information, opinions, reports or statements prepared or presented by:

     o Officers or employees of the Company whom the Board members believe in good faith to be reliable and competent in the matters presented;

     o Other persons as to matters which the Board believes in good faith to be within the professional or expert competence of such person; or

     o Committees of the Board as to matters within such committees' designated authority which committees the Board believes in good faith to merit confidence.


                                Appendix - A-3

                                  APPENDIX B

                           AUDIT COMMITTEE CHARTER

                             TRUSTCO BANK CORP NY

                    AS APPROVED BY THE BOARD OF DIRECTORS
                             ON FEBRUARY 20, 2007


Purpose

The Audit Committee (the "Committee") of TrustCo Bank Corp NY (the "Company") is appointed by the Board of Directors (the "Board") of the Company to assist the Board in fulfilling its oversight responsibilities. The Committee's primary duties and responsibilities are to assist the Board with respect to:

1. The adequacy of the Company's internal controls and financial reporting process and the reliability of the Company's financial reports to the public.

2. The independence and performance of the Company's internal auditors and its external independent auditor ("Independent Auditor").

3.   The Company's compliance with legal and regulatory requirements.


Membership

The Committee shall be comprised of not less than three members of the Board.

All members of the Committee shall satisfy the experience and independence requirements of the Securities Exchange Commission ("SEC") pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder, the Federal Deposit Insurance Corporation ("FDIC") pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 and the rules and regulations thereunder, and the rules and regulations of the National Association of Securities Dealers, Inc. ("NASD"). Each member shall be financially literate in accordance with the requirements of the NASD and the SEC, as determined by the Board in its business judgement and in accordance with applicable law and regulations.


Areas of Review

The Committee shall:

1. Review and approve the appointment, compensation, or termination of the Independent Auditor.


                                Appendix - B-1

2. Evaluate the performance of the Independent Auditor and recommend that the Board either appoint or replace the Independent Auditor.

3. Meet with the Independent Auditor prior to the audit to review the planning for the engagement and the associated fees.

4. Receive and discuss the reports from the Independent Auditor regarding the auditor's independence.

5. Approve in advance all engagements of the Independent Auditor to provide non-audit services.

6. Discuss with the Independent Auditor the matters included in the Statement on Auditing Standards No. 61, as well as all future Statement on Auditing Standards pronouncements requiring Audit Committee review.

7. Obtain from the Independent Auditor the required disclosures regarding any material misstatement of the consolidated financial statements of the Company and to the extent that they come to their attention, any instances of fraud or illegal acts which are required to be disclosed in accordance with the Private Securities Litigation Reform Act of 1995.

8. Review with the Independent Auditor any problems or difficulties the auditor may have encountered and any management letter provided by the Independent Auditor and the Company's response to that letter. Such review should include:

     a. Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, any disagreements with management.

     b.   Any significant changes required in the scope of the audit.

     c. Any significant recommendations concerning the internal audit program.

9. Review and discuss with management the audited financial statements, including major issues regarding accounting and auditing principles and practices as well as the adequacy of the internal controls that could significantly affect the Company's financial statements.

10. Review with management and the Independent Auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures impacting the Company's consolidated financial statements.

11. Review with management the Company's quarterly consolidated financial statements and Form 10-Q filings including the results of the Independent Auditor's review.


                                Appendix - B-2

12.  Review and recommend the internal audit program for Board approval.

13. Review the significant reports to the Committee prepared by the Internal Auditor and management's responses.

14.  Review the appointment of the Internal Auditor.

15. Review with the Company's counsel or appropriate Company personnel legal matters that may have a material impact on the Company's financial statements, the Company's compliance policies, and any material reports or inquiries received from regulators or governmental agencies that have not been previously reviewed by the full Board.

16. Prepare any report required by the rules of the SEC or NASD to be included in the Company's annual proxy statement.

17. Review and assess, at least annually, the adequacy of this charter and recommend any proposed changes to the Board.

18. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters (Exhibit 1).

19. Comply with the applicable rules and regulations of the NASD, SEC, FDIC and OTS regarding the membership and operation of an audit committee.

20. Review and approve all "related-party transactions". Related-Party transactions shall refer to transactions required to be disclosed pursuant to SEC Regulation S-K, item 404.

21.  Review with management the summary of Suspicious Activity Reports filed.

The forgoing shall be the common recurring activities of the Committee in carrying out its functions. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate in light of the circumstances. The Committee believes that its policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the directors and shareholders of the Company that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management of the Company and the Independent Auditor. It is not the responsibility of the Committee to conduct investigations or to assure compliance with laws and regulations of the Company's Code of Conduct.


                                Appendix - B-3

Committee Structure and Operations

The Board must designate one member of the Committee as its chairperson. The Committee must meet once every fiscal quarter, or more frequently if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements, as applicable. The Committee should periodically meet separately with management; the director of the Company's internal auditing department and the independent auditors to discuss any matters that the Committee or any of these persons or firms believe should be discussed privately. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Members of the Committee may participate in a meeting of the Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.


Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate, without seeking approval of the Board or management.

The Company shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board, for payment of:

1. Compensation to the independent auditors and any other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

2.   Compensation of any advisers employed by the Committee.

3. Ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.


                                Appendix - B-4

                                  EXHIBIT 1

                  AUDIT COMMITTEE POLICY AND PROCEDURES FOR
                     RECEIPT AND TREATMENT OF COMPLAINTS
                    REGARDING ACCOUNTING AND AUDIT MATTERS

                             TRUSTCO BANK CORP NY

                    AS APPROVED BY THE BOARD OF DIRECTORS
                             ON FEBRUARY 20, 2007

I.   PURPOSE

     The Audit Committee (the "Committee") has adopted the following policy and corresponding procedures for the submission of complaints, including complaints of employees of TrustCo Bank Corp NY and its subsidiaries (collectively, "TrustCo"), regarding accounting, internal accounting controls and auditing matters. This policy is designed to ensure that all complaints are received, investigated and retained in a formalized, ethical, confidential and anonymous manner. Any employee of TrustCo may submit a good faith complaint regarding accounting, internal accounting controls or auditing matters in accordance with this policy without fear of dismissal or retaliation of any kind. TrustCo is committed to achieving compliance with all applicable accounting standards, internal accounting controls and audit practices.

     Complaints regarding questionable accounting, internal accounting controls or auditing matters include, without limitation, the following:

     o fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of TrustCo;

     o fraud or deliberate error in the recordation and maintenance of financial records of TrustCo;

     o deficiencies in or noncompliance with TrustCo's internal accounting controls;

     o misrepresentation or false statements to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of TrustCo; or

     o deviation from full and fair reporting of TrustCo's financial condition.


II.  SUBMISSION OF COMPLAINTS

     Complaints regarding accounting, internal accounting controls or auditing matters may be submitted to the Committee as follows:


                                Appendix - B-5

     o Submit a confidential memorandum to TrustCo's internal auditor at P.O. Box 627, Schenectady, NY 12301. In the memorandum, the complaining party should identify the subject of his or her complaint and the practices that are alleged to constitute improper accounting, internal accounting controls or auditing matters, providing as much detail as possible. The internal auditor will submit a copy of the memorandum to the chair of the Committee; then

     o If the complaining party is not satisfied with the response to the complaint, the complaining party should submit a confidential memorandum to William D. Powers, Chairman of the Audit Committee, 5 Sarnowski Drive, Glenville, NY 12302. The memorandum should identify the subject of the complaint and the practices that are alleged to constitute improper accounting, internal accounting controls or auditing matters, providing as much detail as possible.

     Complaints may be submitted anonymously.

     Retaliation against any person who honestly and in good faith reports a complaint as described above regarding accounting, internal accounting controls or auditing matters, including illegal or unethical conduct, will not be tolerated and will be cause for discipline. A person may report retaliation by the same procedure described above for reporting complaints.


III. REVIEW OF COMPLAINTS

     Upon receipt of a complaint, the internal auditor will direct such other persons as the Committee or the internal auditor determines to be appropriate to:

     o determine whether the complaint actually pertains to accounting, internal accounting controls or auditing matters;

     o acknowledge receipt of the complaint to the complaining party, when possible; and

     o    summarize the complaint for presentation to the Committee.

     If the complaint is related to accounting, internal accounting controls or auditing matters, the Committee will oversee a review of the complaint by TrustCo's internal auditor, compliance officer or such other persons as the Committee determines to be appropriate. The complaint and the attendant review will be conducted in a confidential manner to the fullest extent possible. Upon completion of review of the complaint, the Committee shall determine the appropriate means of addressing the complaint and delegate that task to the appropriate member of senior management or take such other action as the Committee deems necessary or appropriate, including obtaining outside counsel or other advisors to assist the Committee.

     The internal auditor, compliance officer or such other person as the Committee determines to be appropriate, shall be available for follow-up inquiries from people submitting complaints.


                                Appendix - B-6

IV.  RETENTION OF RECORDS REGARDING COMPLAINTS

     The internal auditor, at the direction of the Committee, shall maintain a record of all complaints, tracking their receipt, investigation and resolution and shall prepare a report annually summarizing any complaints received pursuant to this policy during the preceding fiscal year of TrustCo and any action taken on those complaints. The record and annual reports shall be maintained in a confidential file held by the internal auditor.


V.   DISCIPLINARY ACTION

     Nothing in this policy shall limit TrustCo, the Board of Directors of TrustCo or the Committee from taking such disciplinary action under TrustCo's Code of Conduct Manual or other applicable policies as may be appropriate with respect to any matter that is the subject of a complaint.


VI.  REVIEW OF POLICY

     The Committee will review this policy and the corresponding procedures on a periodic basis.

                                  * * * * *


                                Appendix - B-7